Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive
Madison Heights, MI 48071
FOR IMMEDIATE RELEASE		248-291-1210
Tuesday, March 11, 2014

CONTACT:	Rob Swadosh / Patrick Malone
The Dilenschneider Group
212-922-0900

INFUSYSTEM HOLDINGS, INC. REPORTS FOURTH QUARTER 2013 RECORD

REVENUE OF $17.2 MILLION AND NET PROFIT OF $0.04 PER SHARE

Achieves 6% Revenue Growth and Net Profit of $0.08 Per Share for Fiscal Year 2013

MADISON HEIGHTS, MICHIGAN, March 11, 2014—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported its sixth consecutive quarter of profitability in the fourth quarter ending December 31, 2013. Net income in the fourth quarter was $0.9 million, equal to $0.04 per diluted share, compared to $0.2 million, or $0.01 per diluted share, in the prior year period. For the full year ended December 31, 2013, the Company’s net income was $1.7 million, or $0.08 per diluted share, versus a net loss of $1.5 million, or $0.07 per diluted share, in 2012.

“These results validate our 2013 strategic commitment to emphasize organic growth as the best means to strengthen our financial position and competitive standing in a rapidly changing healthcare industry environment,” said Eric K. Steen, Chief Executive Officer.

Mr. Steen emphasized that the company-wide information technology (IT) initiative, started during the second quarter of 2013, has contributed to stronger client relationships and generated internal efficiencies and cost-savings. He added that it has also contributed to InfuSystem’s primary mission of helping patients regain healthier lifestyles.”

“We expect to drive revenue momentum in 2014 by increasing electronic connectivity with our customers, including the deployment of additional electronic medical records integration projects and expanding the Company’s iPad initiative. Additionally, we will further broaden our presence in oncology and continue to diversify through pain management and smart pumps,” he noted.

Revenues in the fourth quarter were $17.2 million, up 6% from $16.2 million in the fourth quarter of 2012. Total revenues for the year ended December 31, 2012 were $62.3 million, a 6% improvement from $58.8 million in 2012. The increase in rental revenues was primarily related to the addition of larger customers, increased penetration into our existing customer accounts, the increase in the colorectal cancer and other cancer patients treated with the Company’s services and the continuation of the revision by a major group of third-party payors in their claims processing guidelines. Additionally, in 2013, the Company has added more payor plans under contract, the vast majority of which will continue to positively impact revenue.

Gross profit for the three months ending December 31, 2013, was $11.6 million, down $0.4 million, or 3%, from $12.0 million in the fourth quarter of 2012. It represented 67% of revenues in the current year period compared to 74% in the prior year. Gross profit for the year ended December 31, 2013 was $43.7 million, an increase of 2% compared to $42.9 million in the prior year. It represented 70% of revenues in the current year compared to 73% in the prior year. The decrease in the gross margin as a percentage of revenue in 2013 was primarily related to a higher mix of sales versus rentals and decrease in rental gross margins from direct pay customers.

“Having the financial capability to make opportunistic pump purchases for our direct payor business provides valuable flexibility in addressing market needs,” said Mr. Steen. “It also enables us to invest in the skills required to expand efforts in the pain management area.”

Operating Results

During the three months ended December 31, 2013, general and administrative expenses were $4.4 million, down 19%, compared to $5.4 million for the same prior year period. General and administrative expenses have decreased from 33% to 25% of revenues for the fourth quarter of 2013 compared to the same prior year period.

During the year ended December 31, 2013, general and administrative expenses were $19.0 million, down 18%, compared to $23.1 million for the same prior year period. General and administrative expenses have decreased from 39% to 30% of revenues for the fourth quarter of 2013 compared to the same prior year period. As noted in our 2013 Annual Report on Form 10-K, general and administrative expenses without one-time costs or net stock based compensation for 2013 was $17.2 million compared to $18.6 million for the same period in 2012. One-time general and administrative costs totaled $0.6 million in 2013, which were attributed to $0.4 million in transition costs related to the search and transition to the new CEO and $0.2 million in costs associated with evaluating strategic alternatives by the Special Committee discussed previously. One-time general and administrative costs totaled $3.5 million in 2012, which was mainly attributed to $2.8 million related to the Concerned Stockholder Group, including legal, accounting and outside service fees of $2.2 million and retention payments of $0.6 million. Furthermore in 2012, the Company incurred another $0.6 million in evaluating potential strategic alternatives.

“InfuSystem significantly strengthened its financial standing during 2013. The Company lowered total debt by over $4 million or 15%, yet invested over $2 million in our rental fleet to support revenue growth during 2013 and into 2014,” said Jonathan P. Foster, Chief Financial Officer. “During the fourth quarter we refreshed some of our rental fleet by selling some excess capacity in our direct payor fleet while investing $0.7 million in new equipment for our third-party payor business. As the majority of our rental fleet is fully depreciated, we will re-examine our estimate of the rental fleet’s depreciable life in early 2014.”

Selling and marketing expenses in the fourth quarter were $2.4 million compared to $2.2 million in the fourth quarter of 2012. Selling and marketing expenses for the year ended December 31, 2013 were $9.7 million compared to $9.9 million in 2012. As compared to the prior year, these expenses decreased slightly from 17% to 16% of revenue.

Other expense in the fourth quarter was $0.9 million compared to $1.2 million in the fourth quarter of 2012. Other expense for the year ended December 31, 2013 was $3.2 million compared to $4.2 million. These decreases were mainly due to the Company refinancing its debt in 2012.

Mr. Foster added that while current lending agreements provide an appropriate level of support, the Company’s strong momentum in 2013 is likely to create opportunities that should further reduce its cost of capital going forward.

Adjusted EBITDA* for the latest quarter was $4.7 million, up from the $4.2 million for the prior-year period, as adjusted on a comparable basis. Adjusted EBITDA* was $16.0 million or 26% of revenues for the latest fiscal year compared to $14.1 million or 25% of revenues for 2012.

Financial Condition

Net cash provided by operations for fiscal 2013 was $7.5 million compared to $5.5 million for the prior year. This increase is mainly attributed to higher accounts receivable levels due to the higher revenue in the fourth quarter of 2013. As of December 31, 2013, we had cash and cash equivalents of $1.1 million and $5.9 million of availability on the revolving line-of-credit compared to $2.3 million and $4.7 million, respectively, at December 31, 2012. This decrease in cash was primarily related to positive cash flows from operations offset by management’s intent to pay down debt. Total debt as December 31, 2013 was $26.7 million compared to $31.3 million for 2012, a reduction of $4.6 million.

*	Note: Adjusted EBITDA is a non-GAAP measure which is detailed later in this press release in the section “Reconciliation of GAAP to Non-GAAP Financial Measure.”

Guidance

The Company reaffirmed 2014 Guidance of high single digit revenue growth.

Conference Call

The Company will conduct a conference call for investors on Tuesday, March 11, 2014 at 10:00 a.m. Eastern Time to discuss fourth quarter performance and results. Eric Steen, Chief Executive Officer and Jonathan P. Foster, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (800) 446-1671 and use the confirmation number 36762236.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information to enhance understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measure are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as: “anticipate,” “continue,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the Company’s expectations regarding financial condition or results of operations in future periods; the Company’s expectations regarding potential legislative and regulatory changes impacting, among other things, the level of reimbursement received from the Medicare and state Medicaid programs including CMS competitive bidding; the Company’s expectations regarding the size and growth of the market for its products and services; the Company’s ability to execute its business strategies to grow its business, including its ability to introduce new products and services; the Company’s ability to hire and retain key employees; the Company’s ability to remain in compliance with its credit facility; the Company’s dependence on its Medicare Supplier Number; changes in third-party reimbursement processes and rates; availability of chemotherapy drugs used in the Company’s infusion pump systems; physicians’ acceptance of infusion pump therapy over alternative therapies; the Company’s dependence on a limited number of third party payors; the Company’s ability to maintain relationships with health care professionals and organizations; the adequacy of the Company’s allowance for doubtful accounts; the Company’s ability to comply with changing health care regulations; sequestration; natural disasters affecting the Company, its customers or its suppliers; industry competition; the Company’s ability to implement information technology improvements and to respond to technological changes; dependence upon the Company’s suppliers; and such other factors as discussed in Part I, Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Any forward-looking statement contained in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in thousands, except share data)	2013	2012

ASSETS
Current Assets:
Cash and cash equivalents	$1,138	$2,326
Accounts receivable, less allowance for doubtful accounts of $4,774 and $3,136 at December 31, 2013 and December 31, 2012, respectively	10,697	8,511
Inventory	1,234	1,339
Other current assets	518	684
Deferred income taxes	2,296	1,971

Total Current Assets	15,883	14,831
Medical equipment held for sale or rental	3,664	2,626
Medical equipment in rental service, net of accumulated depreciation	14,438	13,071
Property & equipment, net of accumulated depreciation	872	867
Deferred debt issuance costs, net	1,817	2,362
Intangible assets, net	24,182	25,541
Deferred income taxes	16,300	17,806
Other assets	217	419

Total Assets	$77,373	$77,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,736	$2,135
Accounts payable - related party	—	9
Current portion of long-term debt	5,118	3,953
Other current liabilities	3,187	4,098

Total Current Liabilities	13,041	10,195
Long-term debt, net of current portion	21,609	27,315

Total Liabilities	$34,650	$37,510

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued and outstanding 22,158,041 and 21,960,351, as of December 31, 2013 and issued and outstanding 21,990,000 and 21,802,515 as of December 31, 2012, respectively	2	2
Additional paid-in capital	89,783	88,742
Accumulated other comprehensive loss	—	—
Retained deficit	(47,062)	(48,731)

Total Stockholders’ Equity	42,723	40,013

Total Liabilities and Stockholders’ Equity	$77,373	$77,523

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)
(in thousands, except share data)	2013	2012	2013	2012

Net revenues:
Rentals	$14,406	$14,568	$55,962	$53,471
Product sales	2,771	1,665	6,318	5,357

Net revenues	17,177	16,233	62,280	58,828

Cost of revenues:
Cost of revenues - Product, service and supply costs	3,100	2,405	11,274	9,165
Cost of revenues - Pump depreciation and loss on disposal	2,491	1,824	7,327	6,752

Gross profit	11,586	12,004	43,679	42,911

Selling, general and administrative expenses:
Provision for doubtful accounts	1,752	2,132	6,534	5,251
Amortization of intangibles	646	706	2,618	2,734
Selling and marketing	2,377	2,229	9,658	9,864
General and administrative	4,351	5,374	18,973	23,062

Total selling, general and administrative:	9,126	10,441	37,783	40,911

Operating income (loss)	2,460	1,563	5,896	2,000

Other income (loss):
Interest expense	(861)	(1,105)	(3,497)	(3,340)
Loss on extinguishment of long term debt	—	(119)	—	(671)
Other (expense) income	(28)	(7)	301	(141)

Total other loss	(889)	(1,231)	(3,196)	(4,152)

Income (loss) before income taxes	1,571	332	2,700	(2,152)
Income tax (expense) benefit	(707)	(111)	(1,031)	663

Net income (loss)	$864	$221	$1,669	$(1,489)

Net income (loss) per share:
Basic	$0.04	$0.01	$0.08	$(0.07)
Diluted	$0.04	$0.01	$0.08	$(0.07)
Weighted average shares outstanding:
Basic	21,917,582	21,784,115	21,868,379	21,430,012
Diluted	22,166,599	22,019,393	22,074,513	21,430,012

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
(in thousands)	2013	2012

OPERATING ACTIVITIES
Net income	$1,669	$(1,489)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of long-term debt	—	671
Provision for doubtful accounts	6,534	5,251
Depreciation	5,415	5,668
(Gain) loss on disposal of medical equipment	(47)	237
Gain on sale of medical equipment	(2,027)	(1,964)
Amortization of intangible assets	2,618	2,734
Amortization of deferred debt issuance costs	620	228
Stock-based compensation	1,121	964
Deferred income taxes	1,180	(906)
Changes in Assets - (Increase)/Decrease, exclusive of effects of acquisitions:
Accounts receivable	(8,720)	(6,490)
Inventory	105	(30)
Other current assets	166	249
Other assets	(92)	664
Changes in Liabilities - Increase/(Decrease), exclusive of effects of acquisitions:
Accounts payable and other liabilities	(1,079)	(335)

NET CASH PROVIDED BY OPERATING ACTIVITIES	7,463	5,452

INVESTING ACTIVITIES
Purchases of medical equipment and property	(5,962)	(6,542)
Proceeds from sale of medical equipment and property	3,800	3,978
Other asset acquisitions	—	6

NET CASH USED IN INVESTING ACTIVITIES	(2,162)	(2,558)

FINANCING ACTIVITIES
Principal payments on term loans and capital lease obligations	(4,504)	(9,631)
Payoff of bank loan and revolver	—	(25,851)
Cash proceeds from bank loans and revolving credit facility	36,167	37,101
Payments on revolving credit facility	(38,072)	—
Payments for debt issuance costs	—	(2,842)
Common stock repurchased to satisfy taxes on stock based compensation	(80)	(144)
Treasury shares repurchased	—	—

NET CASH USED IN FINANCING ACTIVITIES	(6,489)	(1,367)

Net change in cash and cash equivalents	(1,188)	1,527
Cash and cash equivalents, beginning of period	2,326	799

Cash and cash equivalents, end of period	$1,138	$2,326

Reconciliation of GAAP to Non-GAAP Financial Measure

Non-GAAP Measure

Adjusted EBITDA is a non-GAAP financial measure defined as net income, adjusted for interest expense, income tax expense (benefit), depreciation, amortization, Concerned Stockholder Group and retention expenses, early extinguishment of debt, share-based compensation, strategic alternatives and transition expense.

We believe that non-GAAP financial measures are important to enable investors to understand and evaluate our ongoing operating results. Accordingly, we include non-GAAP financial measures when reporting our financial results to shareholders and investors in order to provide them with an additional tool to evaluate our ongoing business operations. We believe that the non-GAAP financial measures are representative of comparative financial performance that reflects the economic substance of our current and ongoing business operations.

Although non-GAAP financial measures are often used to measure our operating results and assess our financial performance, they are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

We believe that our use of non-GAAP financial measures provides investors with the same key financial performance indicators that are utilized by management to assess our operating results, evaluate the business and make operational decisions on a prospective, going-forward basis. Hence, management provides disclosure of non-GAAP financial measures to give shareholders and potential investors an opportunity to see the Company as viewed by management, to assess the Company with some of the same tools that management utilizes internally and to be able to compare such information with prior periods. We believe that the presentation of GAAP financial measures alone would not provide our shareholders and potential investors with the ability to appropriately analyze our ongoing operational results and therefore expected future results. We believe that inclusion of non-GAAP financial measures provides investors with additional information to help them better understand our financial statements just as management utilizes these non-GAAP financial measures to better understand the business, manage budgets and allocate resources.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP

Adjusted EBITDA

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2013	2012	2013	2012

Net income (loss)	$864	$221	$1,669	$(1,489)
Adjustments for:
Interest Expense	861	1,105	3,497	3,340
Income Tax Expense (Benefit)	707	111	1,031	(663)
Depreciation	1,405	1,325	5,415	5,668
Amortization	646	706	2,618	2,734

EBITDA	$4,483	$3,468	$14,230	$9,590

Adjustments for:
Concerned Stockholder Group and Retention	—	17	—	2,220
Early extinguishment of debt	—	119	—	671
Stock compensation	241	453	1,120	964
Strategic alternative costs (including transition costs of -0 - and $0.429 million, respectively for 2013)	(41)	179	604	645

EBITDA - Adjusted	$4,683	$4,236	$15,954	$14,090